EXHIBIT 99.1

Gasco
------
Energy


For Immediate Release on Tuesday, November 3, 2009

                    Gasco Energy Announces Third Quarter 2009
                        Financial and Operational Results

DENVER, November 3, 2009 /PRNewswire-FirstCall/ -- Gasco Energy (NYSE Amex: GSX) today reported financial and operating results for the quarter ended September
30, 2009.

Third Quarter Financial Results
For the third quarter 2009, Gasco reported a net loss attributable to common shareholders of $2.9 million, or $0.03 per diluted share, as compared to net income attributable to common shareholders of $21.0 million, or $0.17 per diluted share, for the same period in 2008. Included in the third quarter 2009 results are derivative losses of $1.6 million attributed to hedge effect, which are comprised of an unrealized loss of $2.6 million partially offset by a realized gain of $1.0 million. Included in the third quarter 2008 results are derivative gains of $17.1 million attributed to hedge effect.

The Company reported oil and gas sales for the third quarter 2009 of $3.6 million, as compared to $9.7 million for the same period in 2008. The 63% quarter-over-quarter decrease in oil and gas sales is primarily attributed to a 59% decrease in prices received for sales of the Company's natural gas and a 42% decrease in prices received for oil volumes, combined with a 14% decrease in production quarter-over-quarter. Gathering and processing revenues from Gasco's midstream assets were $0.9 million for the third quarter 2009, as compared to $1.2 million in the prior-year period. Total revenues for the third quarter 2009 were $4.4 million, as compared to $11.2 million in the prior-year period.

Gasco's average realized gas price including the effect of realized derivative gains and losses was $4.06 per thousand cubic feet of natural gas (Mcf) for the third quarter of 2009, as compared to $7.74 per Mcf for the third quarter of 2008. The Company's risk management activities increased its average gas price by $1.05 per Mcf during the third quarter of 2009, and by $0.36 per Mcf during the 2008 period. Prior to the impact of hedges, the Company's average price received for its natural gas production during the third quarter of 2009 was approximately $3.01 per Mcf, as compared to $7.38 per Mcf in the prior-year period.

The average realized oil price was $57.53 per barrel for the third quarter of 2009, a 42% decrease from the $98.43 per barrel received during the third quarter of 2008. Gasco does not hedge its crude oil volumes.

Unit Cost Comparisons - LOE / DD&A / G&A
Lease operating expense (LOE) for the third quarter 2009 decreased to $0.9 million from $1.2 million in the same period in 2008. On a per-unit basis, LOE was $0.85 per thousand cubic feet of natural gas equivalent (Mcfe) in the third quarter 2009, as compared to $1.00 per Mcfe in the prior-year period. The decrease in per-unit LOE quarter-over-quarter is attributed to reduced production taxes ($0.23 per Mcfe lower) offset by increased operating expenses
($0.08 per Mcfe higher). The 28% decrease in total LOE in the third quarter 2009 is attributed to reduced chemical costs in well treatments, decreased workover expense and to sharply lower commodity prices on which production taxes are based.

Depletion, depreciation and amortization (DD&A) was $1.0 million for the third quarter 2009, as compared to $1.7 million for the same period in 2008. On a per-unit basis, DD&A for the third quarter 2009 was $0.94 per Mcfe, as compared to $1.40 in the 2008 period. The 42% lower third quarter 2009 DD&A is attributed to a decrease in the depletable base during 2009 due to impairment charges incurred by the Company in 2009.


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

The Company reported general and administrative (G&A) expense of $1.9 million in the third quarter 2009, versus $2.1 million in the same period in 2008, a 12% decline quarter-over-quarter. On a per-unit basis, total G&A expense for third quarter 2009 was $1.78 per Mcfe, as compared to $1.73 per Mcfe for the same period in 2008. G&A expense for the third quarter 2009 includes $0.5 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.48 per Mcfe, as compared to the prior-period total of $0.7 million, or $0.58 per Mcfe.

Gathering operations expense in the third quarter 2009 decreased to $0.5 million from $1.0 million in the 2008 reporting period.

Nine-Month Period
Gasco reported a net loss attributable to common shareholders for the nine-months ended September 30, 2009 of $50.6 million, or $0.47 per diluted share, as compared to net income attributable to common shareholders of $15.8 million, or $0.14 per diluted share for the prior-year period. Included in the nine-month 2009 results are derivative gains of $0.7 million attributed to hedge effect, which are comprised of an unrealized gain of $12.8 million partially offset by a realized loss of $12.1 million. Included in the 2009 period's operating expenses are non-cash charges of $41.0 million related to the impairment of the carrying value of oil and gas properties. Included in the 2008 results are net derivative gains of $5.7 million, attributed to hedge effect.

Oil and gas sales for the first nine months of 2009 were $11.2 million, as compared to $30.7 million for the same period in 2008, a decrease of 64%. The decrease in oil and gas sales during the first nine months of 2009 as compared to the prior-year period is primarily attributed to a 63% decrease in prices received for sales of the Company's natural gas and a 54% decrease in prices received for oil volumes.

For the first nine months of 2009, total revenues were $14.3 million, as compared to $35.1 million in the same period in 2008, a decrease of 59%. For the first nine months of 2009, gathering system revenues accounted for $2.7 million as compared to $3.2 million during 2008. Gathering income was $0.8 million for 2009's nine-month period, as compared to $0.5 million in the same period in 2008.

Gasco's average realized gas price for the nine-month period 2009, including the effect of realized derivative gains and losses, was $6.86 per Mcf, as compared to $7.70 per Mcf in 2008. The Company's risk management activities increased its average gas price by $3.89 per Mcf during the first nine months of 2009 and decreased its average gas price by $0.42 during the 2008 period. Prior to the impact of hedges, the Company's average price received for its natural gas production during the nine-month period 2009 was approximately $2.97 per Mcf, as compared to $8.12 per Mcf in the prior-year period.

The average realized oil price was $42.67 per barrel for the nine-month period
2009, a 54% decrease from the $92.97 per barrel received in 2008. Gasco does not hedge its crude oil volumes.

At September 30, 2009, cash and cash equivalents were $12.3 million.

Long-term debt was $34.5 million at September 30, 2009, as compared to $31.0 million at December 31, 2008. The Company currently has a $250 million credit facility with JPMorgan, of which $35.0 million is available for borrowing capacity and $34.5 million is drawn in borrowing and $0.5 million is drawn in letters of credit.

Gasco's total assets at September 30, 2009 were $104.3 million, as compared to $153.9 million at year-end 2008. Net cash provided by operating activities for the first nine months of 2009 was $16.5 million as compared to $19.4 million for the same period in 2008.

Production Volumes
Cumulative net production for the quarter ended September 30, 2009 was 1,044
MMcfe, as compared to the prior-year net production of 1,220 MMcfe. For the nine-month period, Gasco produced 3,485 MMcfe, as compared to 3,610 MMcfe in 2008's nine-month period.

Risk Management
Gasco's swap agreements for 2009 through March 2011 are included below. At recent production levels, approximately 50% of Gasco's net production volumes were hedged through the following instruments:


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-----------------------------------------------------------------------------------------------------------------------------
                                          Gasco 2009 - March 2011 Swap Agreements
-----------------------------------------------------------------------------------------------------------------------------
                                                                                   Fixed Price        Floating Price Gasco
     Agreement Type         Remaining Term               Quantity              Counterparty Payer            Payer (a)
-------------------------- -------------------- ---------------------------- ------------------------ -----------------------
Swap (b)                      10/09 - 12/09         6,500 MMBtu per day          $4.418 / MMBtu             NW Rockies
-------------------------- -------------------- ---------------------------- ------------------------ -----------------------
Swap (b)                      1/10 - 12/10          3,500 MMBtu per day          $4.418 / MMBtu             NW Rockies
-------------------------- -------------------- ---------------------------- ------------------------ -----------------------
Swap                           1/10 - 3/11          3,000 MMBtu per day          $4.825 / MMBtu             NW Rockies
-------------------------- -------------------- ---------------------------- ------------------------ -----------------------
Swap (b)                       1/11 - 3/11          2,000 MMBtu per day          $4.418 / MMBtu             NW Rockies
-----------------------------------------------------------------------------------------------------------------------------

(a) Northwest Pipeline Rocky Mountains -- Inside FERC first-of-month index price
(b) Weighted average price for the entire period from June 2009 through March
    2011

Other News
Gasco is in discussions with prospective buyers to sell its Utah gathering system and related processing assets. The system gathers all of Gasco's Utah natural gas production as well as some third-party volumes. Simultaneous with any sale of these assets, Gasco will enter into a multi-year agreement with the new owner/operator to continue to gather all current and future production from the Company's acreage west of the Green River in the Uinta Basin. For the first nine months of 2009, gathering operations contributed operating income (gathering revenue less gathering expense) of $0.8 million. A further announcement is expected if and when a final agreement is reached, although there can be no assurance that the Company will reach agreement with any potential buyers.

Seventh Amendment to Credit Agreement
On October 30, 2009, the Company and certain of its subsidiaries as guarantors, the lenders party thereto (the "Lenders") and JPMorgan Chase Bank, N.A., as administrative agent, entered into the Seventh Amendment to Credit Agreement (the "Seventh Amendment"), amending that certain Credit Agreement, dated as of March 29, 2006 (as amended by the First, Second, Third, Fourth, Fifth and Sixth Amendments thereto, and as further amended by this Seventh Amendment, the "Credit Agreement"). Pursuant to the Seventh Amendment, the Credit Agreement was amended, among other things, to revise the definition of "Redetermination Date" with respect to scheduled redeterminations for the year ended December 31, 2009 to be on or about May 1 and November 30 of such year thereby delaying the scheduled mid-year redetermination originally scheduled to occur on or about November 1, 2009. Therefore, the scheduled mid-year redetermination of the borrowing base pursuant to Section 3.02 of the Credit Agreement will occur on or about November 30, 2009. With respect to any Scheduled Redeterminations in subsequent years, however, the Redetermination Date continues to be on or about May 1 and November 1 of each such year. Under the terms of the Credit Agreement, in addition to the scheduled redeterminations, the Company is permitted to request a special redetermination of the borrowing base once between each scheduled redetermination and the Lenders are permitted to request a special redetermination of the borrowing base once between each scheduled redetermination.

Pursuant to the Seventh Amendment, should there be a borrowing base deficiency after the scheduled redetermination on or about November 30, 2009, the Company will have 30 days to eliminate such deficiency.

The foregoing description of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 4.5 to the Company's filing on Form 10-Q dated November 3, 2009 and is incorporated herein by reference.

Q309 Results Conference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST on Wednesday, November 4, 2009 to discuss third quarter 2009 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet.

  Date:           Wednesday, November 4, 2009

  Time:           11:00 a.m. EST
                  10:00 a.m. CST
                    9:00 a.m. MST
                    8:00 a.m. PST

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  Call:           (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                  Passcode / Conference ID #: 37293242

  Internet:       Live and rebroadcast over the Internet:  log on to
                  http://www.videonewswire.com/event.asp?id=63332 or to http://www.gascoenergy.com


  Replay: Available through Tuesday, November 10, 2009 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 37293242 and for 30 days at http://www.gascoenergy.com

About Gasco Energy
Denver-based Gasco Energy, Inc. is natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco's principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; our ability to complete a sale of our gas gathering system and related assets; and other risks described under "Risk Factors" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 4, 2009 and under "Risk Factors" in Item 1A of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed with the SEC on August 4, 2009.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.


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


         [Financial and Operational Tables Accompany this News Release]

   The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-Q for the quarterly period ended September 30,2009 dated November 3, 2009.



                                       5
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
                                                             GASCO ENERGY, INC.
                                                        CONSOLIDATED BALANCE SHEETS
                                                                (Unaudited)


                                                                            September 30,        December 31,
                                                                                2009                  2008
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                $12,341,405            $1,053,216
  Accounts receivable
     Joint interest billings                                                   375,932             5,436,636
     Revenue                                                                 2,159,440             3,827,950
  Inventory                                                                  1,074,587             4,177,967
  Derivative instruments                                                             -             8,855,947
  Prepaid expenses                                                               8,748               188,810
                                                                           -----------           -----------
          Total                                                            15,960,112            23,540,526
                                                                           -----------           ----------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved properties                                                     253,443,888           247,976,854
     Unproved properties                                                    39,329,656            39,314,406
  Wells in progress                                                                  -               644,688
  Gathering assets                                                          17,784,520            17,440,680
  Facilities and equipment                                                   6,377,952             8,549,928
  Furniture, fixtures and other                                                371,674               371,605
                                                                          ------------          ------------
           Total                                                           317,307,690           314,298,161
  Less accumulated depletion, depreciation, amortization and impairment  (230,612,237)         (185,585,582)
                                                                         -------------         -------------
           Total                                                           86,695,453           128,712,579
                                                                         -------------         ------------
OTHER ASSETS
  Deposit                                                                      139,500               139,500
  Note receivable                                                              500,000                     -
  Deferred financing costs                                                   1,025,127             1,492,903
                                                                             ---------             ---------
           Total                                                             1,664,627             1,632,403
                                                                           -----------         -------------

TOTAL ASSETS                                                              $104,320,192         $ 153,885,508
                                                                          ============         =============












                                       6
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


                                                             GASCO ENERGY, INC.
                                                  CONSOLIDATED BALANCE SHEETS (continued)
                                                                (Unaudited)

                                                                             September 30,           December 31,
                                                                                 2009                   2008
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable                                                          $    548,861             $5,879,150
   Revenue payable                                                              2,279,605              3,840,985
   Advances from joint interest owners                                                  -                612,222
   Derivative instruments                                                       1,543,019                      -
   Accrued interest                                                             1,747,144              1,187,495
   Accrued expenses                                                               848,000              1,126,000
                                                                               ----------              ---------
           Total                                                               6,966,629              12,645,852
                                                                               ----------             ----------
NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                               65,000,000             65,000,000
   Long-term debt                                                              34,544,969             31,000,000
   Derivative instruments                                                       1,671,059                      -
   Asset retirement obligation                                                  1,231,899              1,150,179
   Deferred rent expense                                                           27,063                 46,589
                                                                              -----------             ----------
       Total                                                                  102,474,990             97,196,768
                                                                              -----------             ----------
STOCKHOLDERS' EQUITY (DEFICIT)
  Series B Convertible Preferred stock - $0.001 par value; 20,000 shares
    authorized; zero shares outstanding                                                 -                      -
  Common stock - $.0001 par value; 300,000,000 shares authorized;
    107,802,498 shares issued and 107,728,798 outstanding as of
    September 30, 2009 and 107,825,998 shares issued and 107,752,298
    outstanding as of December 31, 2008                                            10,780                 10,783
  Additional paid-in capital                                                  220,842,666            219,375,369
  Accumulated deficit                                                       (225,844,578)          (175,212,969)
  Less cost of treasury stock of 73,700 common shares                           (130,295)              (130,295)
                                                                            -------------           ------------
           Total                                                              (5,121,427)             44,042,888
                                                                            -------------          -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                       $ 104,320,192           $ 153,885,508
                                                                            =============          =============














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



                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                     Three Months Ended
                                                                       September 30,
                                                             ----------------------------------------
                                                                    2009                      2008

REVENUES
   Gas                                                         $ 2,952,924                $8,457,980
   Oil                                                             602,737                 1,210,047
   Gathering                                                       882,195                 1,248,483
   Rental income                                                         -                   312,344
                                                                 ---------                ----------
          Total                                                  4,437,856                11,228,854
                                                                 ---------                ----------
OPERATING EXPENSES
   Lease operating                                                 887,594                 1,224,416
   Gathering operations                                            479,668                 1,004,061
   Depletion, depreciation, amortization and accretion             982,182                 1,702,682
   Loss on sale of assets, net                                     155,536                         -
   General and administrative                                    1,861,101                 2,113,675
                                                                 ---------                 ---------
           Total                                                 4,366,081                 6,044,834
                                                                 ---------                 ---------
OTHER INCOME (EXPENSE)
   Interest expense                                            (1,420,025)               (1,248,702)
   Derivative gains (losses)                                   (1,571,682)                17,099,899
   Interest income                                                  13,203                     4,681
                                                               -----------                ----------
           Total                                               (2,978,504)                15,855,878
                                                               -----------                ----------

NET INCOME (LOSS)                                            $ (2,906,729)              $ 21,039,898
                                                             =============              ============

NET INCOME (LOSS) PER COMMON SHARE
     BASIC                                                      $   (0.03)                  $   0.20
                                                                ==========                  ========
     DILUTED                                                    $   (0.03)                  $   0.17
                                                                ==========                  ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
     BASIC                                                      107,546,398               107,499,883
                                                                ===========               ===========
     DILUTED                                                    107,546,398               125,992,710
                                                                ===========               ===========









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



                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                      Nine Months Ended
                                                                        September 30,
                                                             -----------------------------------------
                                                                     2009                      2008

REVENUES
   Gas                                                          $ 9,759,682              $ 27,760,412
   Oil                                                            1,414,385                 2,985,582
   Gathering                                                      2,723,325                 3,236,040
   Rental income                                                    366,399                 1,095,469
                                                                 ----------                ----------
          Total                                                  14,263,791                35,077,503
                                                                 ----------                ----------
OPERATING EXPENSES
   Lease operating                                                2,667,580                 4,426,517
   Gathering operations                                           1,962,364                 2,701,404
   Depletion, depreciation, amortization and accretion            4,659,283                 7,323,481
   Impairment                                                    41,000,000                         -
   Contract termination fee                                       4,701,000                         -
   Loss on sale of assets, net                                      834,725                         -
   General and administrative                                     5,731,145                 6,788,301
                                                                 ----------                ----------
           Total                                                 61,556,097                21,239,703
                                                                 ----------                ----------
OTHER INCOME (EXPENSE)
   Interest expense                                             (4,080,213)               (3,727,513)
   Derivative gains                                                 721,885                 5,705,394
   Interest income                                                   19,025                    25,492
                                                                -----------                ----------
           Total                                                (3,339,303)                 2,003,373
                                                                -----------                ----------

NET INCOME (LOSS)                                            $ (50,631,609)              $ 15,841,173
                                                             ==============              ============
NET INCOME (LOSS) PER COMMON SHARE
     BASIC                                                    $      (0.47)            $         0.15
                                                              =============            ==============
     DILUTED                                                  $      (0.47)            $         0.14
                                                              =============            ==============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
     BASIC                                                      107,559,351               107,195,454
                                                                ===========               ===========
     DILUTED                                                    107,559,351               109,561,398
                                                                ===========               ===========








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





                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                           ----------------------------------
                                                                             2009                    2008
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                       $(50,631,609)          $15,841,173
  Adjustment to reconcile net income (loss) to net cash provided by operating activities
     Depletion, depreciation, amortization and impairment expense            45,577,788            7,251,087
     Accretion of asset retirement obligation                                    81,495               72,394
     Stock-based compensation                                                 1,462,110            2,236,022
     Change in fair value of derivative instruments, net                     12,070,025          (7,153,561)
    Amortization of deferred rent expense                                      (19,526)              (7,496)
    Amortization of deferred financing costs                                    467,776              388,675
    Loss on sale of assets, net                                                 834,725                    -
     Changes in operating assets and liabilities:
        Accounts receivable                                                   6,729,214              (6,962)
      Inventory                                                               3,174,505          (1,686,240)
      Prepaid expenses                                                          180,062              242,370
        Accounts payable                                                    (2,122,789)          (3,415,980)
      Revenue payable                                                       (1,561,380)            4,314,571
      Accrued interest                                                          559,649              949,351
        Accrued expenses                                                      (278,000)              407,000
                                                                             ----------           ----------
                Net cash provided by operating activities                    16,524,045           19,432,404
                                                                             ----------           ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                   (2,297)             (73,814)
  Cash paid for acquisitions, development and exploration                   (8,666,306)         (29,465,037)
   Proceeds from sale of assets                                                 500,000            7,500,000
   Decrease in advances from joint interest owners                            (612,222)          (1,348,908)
                                                                            -----------         ------------
               Net cash used in investing activities                        (8,780,825)         (23,387,759)
                                                                            -----------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line of credit                                            13,000,000           19,000,000
  Repayment of borrowings                                                   (9,455,031)         (16,000,000)
  Exercise of options to purchase common stock                                        -            1,161,284
                                                                             ----------           ----------
           Net cash provided by financing activities                          3,544,969            4,161,284
                                                                             ----------           ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                    11,288,189              205,929
CASH AND CASH EQUIVALENTS:
    BEGINNING OF PERIOD                                                       1,053,216            1,843,425
                                                                            -----------           ----------
    END OF PERIOD                                                          $ 12,341,405           $2,049,354
                                                                           ============           ==========







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